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                                                                     EXHIBIT 4.2




                                YOUCENTRIC, INC.

                          2000 EQUITY COMPENSATION PLAN


                         ARTICLE I - GENERAL PROVISIONS

         1.1 The Plan is designed for the benefit of the Company to secure and retain the services of Eligible Participants. The Board believes the Plan will promote and increase personal interests in the welfare of the Company by, and provide incentive to, those who are primarily responsible not only for its regular operations but also for shaping and carrying out the long-range plans of the Company and ordering its continued growth and financial success.

         1.2 Awards under the Plan may be made to Participants in the form of
(i) Incentive Stock Options; (ii) Nonqualified Stock Options; (iii) Stock Appreciation Rights; (iv) Restricted Stock, (v) Stock Awards; (vi) Performance Shares and/or (vii) Other Stock-Based Awards.

         1.3 The Plan shall be effective August 9, 2000 (the "Effective Date"). Notwithstanding any other provision of this Plan, any Award granted to a Participant prior to approval of the shareholders of the Company at the Company's 2000 Annual Meeting shall be conditioned upon and subject to such approval.

                            ARTICLE II - DEFINITIONS

         Except where the context otherwise indicates, the following definitions apply:

         2.1 "Act" means the Securities Exchange Act of 1934, as now in effect or as hereafter amended. All citations to sections of the Act or rules thereunder are to such sections or rules as they may from time to time be amended or renumbered.

         2.2 "Agreement" means the written agreement evidencing an Award granted to the Participant under the Plan.

         2.3 "Award" means an award granted to a Participant under the Plan of a Stock Option, Stock Appreciation Right, Restricted Stock, Stock Award, Performance Share, Other Stock-Based Award or of any combination thereof.

         2.4 "Board" means the Board of Directors of the Company.

         2.5 "Code" means the Internal Revenue Code of 1986, as now in effect or as hereafter amended. All citations to sections of the Code are to such sections as they may from time to time be amended or renumbered.

         2.6 "Committee" means the Compensation Committee of the Board or such other committee consisting of two or more members as may be appointed by the Board to administer this Plan pursuant to Article III.

         2.7 "Company" means YOUcentric, Inc, a North Carolina corporation, and its successors and assigns.


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         2.8 "Disability" means, with respect to any Incentive Stock Option, disability as determined under Code section 22(e)(3), and with respect to any other Award, (i) with respect to a Participant who is eligible to participate in the Employer's program of long-term disability insurance, if any, a condition with respect to which the Participant is entitled to commence benefits under such program, and (ii) with respect to any Participant (including a Participant who is eligible to participate in the Employer's program of long-term disability insurance, if any), a disability as determined under procedures established by the Committee or in any Award.

         2.9 "Eligible Participant" means an employee of the Employer (including an officer) as well as any other natural person, including a non-employee member of the Board and a consultant or advisor who provides bona fide services to the Employer not in connection with the offer or sale of securities in a capital-raising transaction, subject to limitations as may be provided by the Code, the Act or the Committee, as shall be determined by the Committee.

         2.10 "Employer" means the Company and any entity during any period that it is a "parent corporation" or a "subsidiary corporation" with respect to the Company within the meaning of Code section 424(d). With respect to all purposes of the Plan, including but not limited to, the establishment, amendment, termination, operation and administration of the Plan, the Company shall be authorized to act on behalf of all other entities included within the definition of "Employer."

         2.11 "Fair Market Value" means the fair market value of a share of Stock, as determined in good faith by the Committee; provided, however, that

                  (a) if the Stock is listed on a national securities exchange, Fair Market Value on a date shall be the closing sale price reported for the Stock on such exchange on such date if at least 100 shares of Stock were sold on such date or, if fewer than 100 shares of stock were sold on such date, then Fair Market Value on such date shall be the closing sale price reported for the Stock on such exchange on the last prior date on which at least 100 shares were sold, all as reported in The Wall Street Journal or such other source as the Committee deems reliable; and

                  (b) if the Stock is not listed on a national securities exchange but is admitted to quotation on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") or other comparable quotation system, Fair Market Value on a date shall be the last sale price reported for the Stock on such system on such date if at least 100 shares of Stock were sold on such date or, if fewer than 100 shares of Stock were sold on such date, then Fair Market Value on such date shall be the average of the high bid and low asked prices reported for the Stock on such system on such date or, if no shares of Stock were sold on such date, then Fair Market Value on such date shall be the last sale price reported for the Stock on such system on the last date on which at least 100 shares of Stock were sold, all as reported in The Wall Street Journal or such other source as the Committee deems reliable; and

                  (c) If the Stock is not traded on a national securities exchange or reported by a national quotation system, if any broker-dealer makes a market for the Stock, then the Fair Market Value of the Stock on a date shall be the average of the highest and lowest quoted selling prices of the Stock in such market on such date if at least 100 shares of Stock were sold on such date or, if fewer than 100 shares of Stock were sold on such date, then Fair Market Value on such date shall



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         be the average of the high bid and low asked prices for the Stock in such market on such date or, if no prices are quoted on such date, then Fair Market Value on such date shall be the average of the highest and lowest quoted selling prices of the Stock in such market on the last date on which at least 100 shares of Stock were sold.

         The Committee shall determine Fair Market Value in connection with an Incentive Stock Option in accordance with Code section 422 and the rules and regulations thereunder.

         2.12 "Incentive Stock Option" means a Stock Option granted to an Eligible Participant under Article IV of the Plan.

         2.13 "Named Executive Officer" means a Participant who, as of the date of vesting and/or payout of an Award, is one of the group of "covered employees" as defined in the regulations promulgated or other guidance under Code section 162(m).

         2.14 "Nonqualified Stock Option" means a Stock Option granted to an Eligible Participant under Article V of the Plan.

         2.15 "Option Grant Date" means, as to any Stock Option, the latest of:

                  (a) the date on which the Committee takes action to grant the Stock Option to the Participant;

                  (b) the date the Participant receiving the Stock Option becomes an employee of the Employer, to the extent employment status is a condition of the grant or a requirement of the Code or the Act; or

                  (c) such other date (later than the dates described in (a) and (b) above) as the Committee may designate.

         2.16 "Participant" means an Eligible Participant to whom an Award has been granted.

         2.17 "Performance Share" means an Award under Article X of the Plan of a unit valued by reference to a designated number of shares of Stock, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including without limitation, cash or Stock, or any combination thereof, upon achievement of such performance objectives during the relevant performance period as the Committee shall establish at the time of such Award or thereafter.

         2.18 "Plan" means the YOUcentric, Inc. 2000 Equity Compensation Plan, as amended from time to time.

         2.19 "Public Offering" means any underwritten public offering by the Company or its stockholders of its equity securities pursuant to an effective registration statement filed under the Securities Act of 1933.

         2.20 "Restricted Stock" means an Award of Stock under Article VIII of the Plan, which Stock is issued with such restriction(s) as the Committee, in its sole discretion, may impose, including without



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limitation, any restriction on the right to sell, transfer, pledge or assign such Stock, to vote such Stock, and/or to receive any cash dividends with respect to such Stock, which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

         2.21 "Restriction Period" means the period commencing on the date an Award of Restricted Stock is granted and ending on such date as the Committee shall determine.

         2.22 "Retirement" means retirement from active employment with the Employer, as determined by the Committee.

         2.23 "Stock" means the common stock of the Company, as it may be adjusted pursuant to the provisions of Plan section 3.10.

         2.24 "Stock Appreciation Right" means an Award granted under Article VI which provides for an amount payable in Stock and/or cash, as determined by the Committee, equal to the excess of the Fair Market Value of a share of Stock on the day the Stock Appreciation Right is exercised over the specified purchase price.

         2.25 "Stock Award" means as Award of Stock granted in payment of compensation pursuant to Article IX of the Plan.

         2.26 "Stock Option" means an Incentive Stock Option or a Nonqualified Stock Option. A Stock Option shall be designated as either an Incentive Stock Option or a Nonqualified Stock Option, and in the absence of such designation, shall be treated as a Nonqualified Stock Option.

         2.27 "Termination of Employment" means, with respect to a Participant, the discontinuance of the Participant's service relationship with the Employer, including but not limited to service as an employee of the Employer, as a non-employee member of the board of directors of any entity constituting the Employer, or as a consultant or advisor to the Employer who otherwise constitutes an Eligible Participant. Except to the extent provided otherwise in an Agreement or determined otherwise by the Committee, a Termination of Employment shall not be deemed to have occurred if the capacity in which the Participant provides service to the Employer changes (for example, a change from consultant status to Employee status) or if the Participant transfers among the various entities constituting the Employer, so long as there is no interruption in the provision of service by the Participant to the Employer. The determination of whether a Participant has incurred a Termination of Employment shall be made by the Committee in its discretion. A Participant shall not be deemed to have incurred a Termination of Employment if the Participant is on military leave, sick leave, or other bona fide leave of absence approved by the Employer of 90 days or fewer (or any longer period during which the Participant is guaranteed reemployment by statute or contract.) In the event a Participant's leave of absence exceeds this period, he will be deemed to have incurred a Termination of Employment on the day following the expiration date of such period. Notwithstanding the foregoing, the determination of whether a Termination of Employment has occurred with respect to an Incentive Stock Option shall be made consistent with Code section 422.



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                          ARTICLE III - ADMINISTRATION

         3.1 This Plan shall be administered by the Committee. The Committee, in its discretion, may delegate to one or more of its members such of its powers as it deems appropriate. The Committee also may limit the power of any member to the extent necessary to comply with rule 16b-3 under the Act, Code section 162(m) or any other law or for any other purpose. Members of the Committee shall be appointed originally, and as vacancies occur, by the Board, to serve at the pleasure of the Board. The Board may serve as the Committee if by the terms of the Plan all Board members are otherwise eligible to serve on the Committee. To the extent that a Committee has not otherwise been appointed, references to the "Committee" herein shall mean the Board.

         3.2 The Committee shall meet at such times and places as it determines. A majority of its members shall constitute a quorum, and the decision of a majority of those present at any meeting at which a quorum is present shall constitute the decision of the Committee. A memorandum signed by all of its members shall constitute the decision of the Committee without necessity, in such event, for holding an actual meeting.

         3.3 The Committee shall have the exclusive right to interpret, construe and administer the Plan, to select the persons who are eligible to receive an Award, and to act in all matters pertaining to the granting of an Award and the contents of the Agreement evidencing the Award, including without limitation, the determination of the number of Stock Options, Stock Appreciation Rights, Stock Awards or Performance Shares subject to an Award and the form, terms, conditions and duration of each Award, and any amendment thereof consistent with the provisions of the Plan. All acts, determinations and decisions of the Committee made or taken pursuant to grants of authority under the Plan or with respect to any questions arising in connection with the administration and interpretation of the Plan, including the severability of any and all of the provisions thereof, shall be conclusive, final and binding upon all Participants, Eligible Participants and their estates and beneficiaries.

         3.4 The Committee may adopt such rules, regulations and procedures of general application for the administration of this Plan, as it deems appropriate.

         3.5 Subject to adjustment as provided in Plan section 3.10, the aggregate number of shares of Stock which are available for issuance pursuant to Awards under the Plan is thirty-five million five hundred forty-four thousand seven hundred forty-four (35,544,744). Such shares of Stock shall be made available from shares currently authorized but unissued or currently held or subsequently acquired by the Company as treasury shares, including shares purchased in the open market or in private transactions.

                           (a) If, for any reason, any shares of Stock awarded or subject to purchase under the Plan are not delivered or purchased, or are reacquired by the Company, for reasons including, but not limited to, a forfeiture of Restricted Stock or termination, expiration or cancellation of a Stock Option, Stock Appreciation Right, Stock Award or Performance Shares, such shares of Stock shall not be charged against the aggregate number of shares of Stock available for issuance pursuant to Awards under the Plan and shall again be available for issuance pursuant to Award under the Plan. If the exercise price and/or withholding obligation under a Stock Option is satisfied by tendering shares of Stock to the Company (either by actual delivery or attestation), only the number of shares of Stock issued net of the shares of Stock so tendered shall



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         be deemed delivered for purposes of determining the maximum number of shares of Stock available for issuance under the Plan.

                  (b) For all purposes under the Plan, each Performance Share awarded shall be counted as one share of Stock subject to an Award.

                  (c) To the extent a Stock Appreciation Right granted in connection with a Stock Option is exercised without payment being made in the form of Stock, whether or not Restricted Stock, the shares of Stock which otherwise would have been issued upon the exercise of such related Stock Option shall not be charged against the aggregate number of shares of Stock subject to Awards under the Plan, and may again be available for Award under the Plan.

         3.6 Each Award granted under the Plan shall be evidenced by a written Agreement. Each Agreement shall be subject to and incorporate, by reference or otherwise, the applicable terms and conditions of the Plan, and any other terms and conditions, not inconsistent with the Plan, as may be imposed by the Committee. A copy of such document shall be provided to the Participant, and the Committee may, but need not, require that the Participant sign a copy of the Agreement.

         3.7 The Company shall not be required to issue or deliver any certificates for shares of Stock prior to:

                  (a) the listing of such shares on any stock exchange on which the Stock may then be listed or the admission of such shares to quotation on NASDAQ or other comparable quotation system; and

                  (b) the completion of any registration or qualification of such shares of Stock under any federal or state law, or any ruling or regulation of any government body which the Company shall, in its discretion, determine to be necessary or advisable.

         3.8 All certificates for shares of Stock delivered under the Plan shall also be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Stock is then listed and any applicable federal or state laws, and the Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions. In making such determination, the Committee may rely upon an opinion of counsel for the Company.

         3.9 Subject to the restrictions on Restricted Stock, as provided in
Article VIII of the Plan and in the Restricted Stock Agreement, each Participant who receives an Award of Restricted Stock shall have all of the rights of a shareholder with respect to such shares of Stock, including the right to vote the shares to the extent, if any, such shares possess voting rights and receive dividends and other distributions. Except as provided otherwise in the Plan or in an Agreement, no Participant awarded a Stock Option, Stock Appreciation Right, Stock Award, Performance Share or Other Stock-Based Award shall have any right as a shareholder with respect to any shares of Stock covered by such Award prior to the date of issuance to him or her of a certificate or certificates for such shares of Stock.

         3.10 If any reorganization, recapitalization, reclassification, stock split, stock dividend, or consolidation of shares of Stock, merger or consolidation or separation, including a spin-off, of the




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Company or sale or other disposition by the Company of all or a portion of its assets, any other change in the Company's corporate structure, or any distribution to shareholders other than a cash dividend results in the outstanding shares of Stock, or any securities exchanged therefore or received in their place, being exchanged for a different number or class of shares of Stock or other securities of the Company, or for shares of Stock or other securities of any other corporation; or new, different or additional shares or other securities of the Company or of any other corporation being received by the holders of outstanding shares of Stock, then equitable adjustments shall be made by the Committee in:

                  (a) the limitation on the aggregate number of shares of Stock that may be awarded as set forth in Plan section 3.5;

                  (b) the number and class of Stock that may be subject to an Award, and which have not been issued or transferred under an outstanding Award;

                  (c) the purchase price to be paid per share of Stock under outstanding Stock Options and the number of shares of Stock to be transferred in settlement of outstanding Stock Appreciation Rights; and

                  (d) the terms, conditions or restrictions of any Award and Agreement, including the price payable for the acquisition of Stock; provided, however, that all adjustments made as the result of the foregoing in respect of each Incentive Stock Option shall be made so that such Stock Option shall continue to be an incentive stock option within the meaning of Code section 422.

         3.11 In addition to such other rights of indemnification as they may have as directors or as members of the Committee, the members of the Committee shall be indemnified by the Company against reasonable expenses, including attorney's fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Award granted thereunder, and against all amounts paid by them in settlement thereof, provided such settlement is approved by independent legal counsel selected by the Company, or paid by them in satisfaction of a judgment or settlement in any such action, suit or proceeding, except as to matters as to which the Committee member has been negligent or engaged in misconduct in the performance of his duties; provided, that within 60 days after institution of any such action, suit or proceeding, a Committee member shall in writing offer the Company the opportunity, at its own expense, to handle and defend the same.

         3.12 The Committee may require each person purchasing shares of Stock pursuant to a Stock Option or other Award under the Plan to represent to and agree with the Company in writing that he is acquiring the shares of Stock without a view to distribution thereof. The certificates for such shares of Stock may include any legend which the Committee deems appropriate to reflect any restrictions on transfer.

         3.13 The Committee shall be authorized to make adjustments in performance based criteria or in the terms and conditions of other Awards in recognition of unusual or nonrecurring events affecting the Company or its financial statements or changes in applicable laws, regulations or accounting principles. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Agreement in the manner and to the extent it shall deem desirable to carry it into effect. In the event




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the Company shall assume outstanding employee benefit awards or the right or obligation to make future such awards in connection with the acquisition of another corporation or business entity, the Committee may, in its discretion, make such adjustments in the terms of Awards under the Plan as it shall deem appropriate.

         3.14 All outstanding Awards to any Participant may be canceled if:

                  (a) the Participant, without the consent of the Committee, during his or her service relationship with the Employer or after termination of such relationship, becomes associated with, employed by, renders services to, or owns any interest in, other than any insubstantial interest, as determined by the Committee, any business that is in competition with the Employer or with any business in which the Employer has a substantial interest as determined by the Committee; or

                  (b) is terminated for cause as determined by the Committee.

         3.15 Notwithstanding any other provision of the Plan, the Company shall have no liability to deliver any shares of Stock under the Plan or make any other distribution of the benefits under the Plan unless such delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act of 1933), and the applicable requirements of any securities exchange or similar entity.

         3.16 In connection with any Public Offering, a Participant shall not sell, make any short sale of, loan, hypothecate, pledge, grant any option for the purchase of, or otherwise dispose or transfer for value or otherwise agree to engage in any of the foregoing transactions with respect to, any Stock acquired under the Plan without the prior written consent of the Company or its underwriters. Such restriction (the "Market Stand-Off") shall be in effect for such period of time from and after the effective date of the final prospectus for the Public Offering as may be requested by the Company or such underwriters. In no event, however, shall such period exceed the period for which securities owned by the Chief Executive Officer of the Company are subject to the same restrictions. Any new, substituted or additional securities that are by reason of any recapitalization or reorganization distributed with respect to Stock acquired under the Plan shall be immediately subject to the Market Stand-Off, to the same extent the Stock acquired under the Plan is at such time covered by such provisions. In order to enforce the Market Stand-Off, the Company may impose stop-transfer restrictions with respect to the Stock acquired under the Plan until the end of the applicable stand-off period.

         3.17 At all times when the Committee determines that compliance with Code section 162(m) is required or desirable, all Awards granted under this Plan to Named Executive Officers shall comply with the requirements of Code section 162(m). In addition, in the event that changes are made to Code section 162(m) to permit greater flexibility with respect to any Awards under the Plan, the Committee may, subject to the requirements of Article XII, make any adjustments it deems appropriate.

                      ARTICLE IV - INCENTIVE STOCK OPTIONS

         4.1 Each provision of this Article IV and of each Incentive Stock Option granted under the Plan shall be construed in accordance with the provisions of Code section 422, and any provision hereof that cannot be so construed shall be disregarded.



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         4.2 Incentive Stock Options shall be granted only to Eligible
Participants who are in the active employment of the Employer, and to individuals to whom grants are conditioned upon active employment, each of whom may be granted one or more such Incentive Stock Options for a reason related to his employment at such time or times determined by the Committee following the Effective Date through the date which is ten (10) years following the Effective Date, subject to the following conditions:

                  (a) The Incentive Stock Option exercise price per share of Stock shall be set in the Agreement, but shall not be less than 100% of the Fair Market Value of the Stock on the Option Grant Date. If the Eligible Participant owns more than 10% of the outstanding Stock (as determined pursuant to Code section 424(d)) on the Option Grant Date, the Incentive Stock Option exercise price per share shall not be less than 110% of the Fair Market Value of the Stock on the Option Grant Date; provided, however, that if an Incentive Stock Option is granted to such an Eligible Participant at an exercise price per share that is less than 110% of Fair Market Value of the stock on the Option Grant Date, such Option shall be deemed a Nonqualified Stock Option.

                  (b) The Incentive Stock Option and its related Stock Appreciation Right, if any, may be exercised in whole or in part from time to time within ten (10) years from the Option Grant Date (five (5) years if the Eligible Participant owns more than 10% of the Stock on the Option Grant Date), or such shorter period as may be specified by the Committee in the Award; provided, that in any event, the Incentive Stock Option and any related Stock Appreciation Right shall lapse and cease to be exercisable upon a Termination of Employment or within such period following a Termination of Employment as shall have been specified in the Incentive Stock Option Agreement or related Stock Appreciation Right agreement, which period shall in no event exceed three months unless:

                           (i) employment shall have terminated as a result of
                  death or Disability, in which event such period shall not exceed one year after the date of death or Disability; or

                           (ii) death shall have occurred following a
                  Termination of Employment and while the Incentive Stock Option or Stock Appreciation Right was still exercisable, in which event such period shall not exceed one year after the date of death;

         provided, further, that such period following a Termination of Employment shall in no event extend the original exercise period of the Incentive Stock Option and/or Stock Appreciation Right.

                  (c) To the extent the aggregate Fair Market Value, determined as of the Option Grant Date, of the shares of Stock with respect to which incentive stock options (determined without regard to this subsection) are first exercisable during any calendar year (under this Plan or any other plan of the Company and its parent and subsidiary corporations (within the meaning of Code sections 424(e) and 424(f), respectively)), by Participant exceeds $100,000, such Incentive Stock Options granted under the Plan shall be treated as Nonqualified Stock Options granted under Article V.

                  (d) The Committee may adopt any other terms and conditions which it determines should be imposed for the Incentive Stock Option to qualify under Code section 422, as well as any other terms and conditions not inconsistent with this Article IV as determined by the Committee.



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

                  (e) The maximum number of shares of Stock that may be issued pursuant to Incentive Stock Option Awards shall be the total number of shares specified in section 3.5.

         4.3 To the extent an Incentive Stock Option fails to meet the requirements of Code section 422, it shall be deemed a Nonqualified Stock Option.

         4.4 If the Incentive Stock Option Agreement so provides, the Committee may require that all or part of the shares of Stock to be issued upon the exercise of an Incentive Stock Option shall take the form of Restricted Stock, which shall be valued on the date of exercise, as determined by the Committee, on the basis of the Fair Market Value of such Restricted Stock determined without regard to the deferral limitations and/or forfeiture restrictions involved.

                     ARTICLE V - NONQUALIFIED STOCK OPTIONS

         5.1 Nonqualified Stock Options may be granted to Eligible Participants to purchase shares of Stock at such time or times determined by the Committee, subject to the terms and conditions set forth in this Article V.

         5.2 The Nonqualified Stock Option exercise price per share of Stock shall be established in the Agreement and may be more than, equal to or less than 100% of the Fair Market Value at the time of the grant.

         5.3 A Nonqualified Stock Option and its related Stock Appreciation Right, if any, may be exercised in full or in part from time to time within such period as may be specified by the Committee in the Agreement; provided, that, in any event, the Nonqualified Stock Option and related Stock Appreciation Right shall lapse and cease to be exercisable upon a Termination of Employment or within such period following a Termination of Employment as shall have been specified in the Nonqualified Stock Option Agreement or related Stock Appreciation Right Agreement, provided, that such period following a Termination of Employment shall in no event extend the original exercise period of the Nonqualified Stock Option or Stock Appreciation Right.

         5.4 The Nonqualified Stock Option Agreement may include any other terms and conditions not inconsistent with this Article V or Article VII, as determined by the Committee.

                     ARTICLE VI - STOCK APPRECIATION RIGHTS

         6.1 A Stock Appreciation Right may be granted to an Eligible Participant in connection with a Stock Option granted under Article IV or
Article V of this Plan or may be granted independent of any Stock Option.

         6.2 A Stock Appreciation Right shall entitle the holder, within the specified period, to exercise the Stock Appreciation Right and receive in exchange therefore a payment having an aggregate value equal to the amount by which the Fair Market Value of a share of Stock exceeds the exercise price, times the number of shares of Stock with respect to which the Stock Appreciation Right is exercised. A Stock Appreciation Right granted in connection with a Stock Option shall entitle the holder of the related Stock Option, within the period specified for the exercise of the Stock Option, to surrender the unexercised Stock Option, or a portion thereof, and to receive in exchange therefore a payment having an aggregate value




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equal to the amount by which the Fair Market Value of a share of Stock exceeds the Stock Option price per share of Stock, times the number of shares of Stock under the Stock Option, or portion thereof, which is surrendered.

         6.3 Each Stock Appreciation Right granted hereunder in connection with a Stock Option shall be subject to the same terms and conditions as the related Stock Option, including limitations on transferability, and shall be exercisable only to the extent such Stock Option is exercisable and shall terminate or lapse and cease to be exercisable when the related Stock Option terminates or lapses. The grant of Stock Appreciation Rights related to Incentive Stock Options must be concurrent with the grant of the Incentive Stock Options. With respect to Nonqualified Stock Options, the grant either may be concurrent with the grant of the Nonqualified Stock Options, or in connection with Nonqualified Stock Options previously granted under Article V, which are unexercised and have not terminated or lapsed.

         6.4 The Committee shall have sole discretion to determine in each case whether the payment with respect to the exercise of a Stock Appreciation Right will be in the form of all cash, all Stock, or any combination thereof. If payment is to be made in Stock, the number of shares of Stock shall be determined based on the Fair Market Value of the Stock on the date of exercise. If the Committee elects to make full payment in Stock, no fractional shares of Stock shall be issued and cash payments shall be made in lieu of fractional shares.

         6.5 The Committee shall have sole discretion as to the timing of any payment made in cash or Stock, or a combination thereof, upon exercise of Stock Appreciation Rights. Payment may be made in a lump sum, in annual installments or may be otherwise deferred; and the Committee shall have sole discretion to determine whether any deferred payments may bear amounts equivalent to interest or cash dividends.

         6.6 Upon exercise of a Stock Appreciation Right, the number of shares of Stock subject to exercise under any related Stock Option shall automatically be reduced by the number of shares of Stock represented by the Stock Option or portion thereof which is surrendered.

         6.7 Notwithstanding any other provision of the Plan, the exercise of a Stock Appreciation Right is required to satisfy any applicable requirements under Rule 16b-3 of the Act.

                    ARTICLE VII - INCIDENTS OF STOCK OPTIONS
                          AND STOCK APPRECIATION RIGHTS

         7.1 Each Stock Option and Stock Appreciation Right shall be granted subject to such terms and conditions, if any, not inconsistent with this Plan, as shall be determined by the Committee, including any provisions as to continued employment or other service as consideration for the grant or exercise of such Stock Option or Stock Appreciation Right and any provisions which may be advisable to comply with applicable laws, regulations or rulings of any governmental authority.

         7.2 On and after the date on which Code section 162(m) becomes applicable to the Plan, the maximum number of shares of Stock that may be subject to Stock Options and Stock Appreciation Rights granted to any one individual during any calendar year shall be 250,000 shares; provided, however, that this maximum shall be 1,000,000 shares for the calendar year in which an individual first becomes an employee of the Employer.

         7.3 Except as provided below, each Stock Option and Stock Appreciation Right shall not be transferable by the Participant other than by will or by the laws of descent and distribution or, to the extent otherwise allowed by applicable law, pursuant to a qualified domestic relations order as defined by the Code and the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder, and shall be exercisable during the lifetime of the Participant only by him or in the event of his death or Disability, by his guardian or legal representative; provided, however, that a Nonqualified Stock Option or Stock Appreciation Right may be transferred and exercised by the transferee to the extent determined by the Committee to be consistent with securities and other applicable laws, rules and regulations and with Company policy.

         7.4 Shares of Stock purchased upon exercise of a Stock Option or Stock Appreciation Right shall be paid for at the time of exercise (or, in case of an exercise pursuant to a cashless exercise mechanism described below, as soon as practicable after such exercise) in cash or by tendering (either by actual delivery or by attestation) shares of Stock held by the Participant for the requisite period necessary to avoid a charge to the Company's earnings for financial reporting purposes, as determined by the Committee in its discretion, having an aggregate Fair Market Value equal to the amount of cash that would otherwise be required to pay the full option price or by authorizing a third party to sell a portion of the shares acquired upon exercise of the Stock Option or Stock Appreciation Right and remit to the Employer a sufficient portion of the sales proceeds to pay the full option price any tax withholding resulting from such exercise or by any combination of these methods, subject to any limitations set forth in the corresponding Agreement.

         7.5 Unless expressly provided otherwise in an Agreement or by the Committee, no dividends shall be paid on shares of Stock subject to unexercised Stock Options or Stock Appreciation Rights. However, the Committee may provide in an Agreement or otherwise that a Participant has the right to receive dividend payments or dividend equivalent payments with respect to Stock subject to a Stock Option or Stock Appreciation Right (both before and after the Stock subject to the Award is earned, vested, or acquired), which payments may be either made currently or credited to an account for the Participant, and may be settled in cash or Stock, as determined by the Committee. Any such settlements, and any such crediting of dividends or dividend equivalents or reinvestment in shares of Stock, may be subject to such conditions, restrictions, and contingencies as the Committee shall establish, including the reinvestment of such credited amounts in Stock equivalents. Any such Stock issued, whether delivered or contingently credited, shall be charged against the limitations set forth in Plan section 3.5.

         7.6 The Committee may permit the voluntary surrender of all or a portion of any Stock Option or Stock Appreciation Right granted under the Plan to be conditioned upon the granting to the Participant of a new Stock Option or Stock Appreciation Right for the same or a different number of shares of Stock as the Stock Option or Stock Appreciation Right surrendered, or may require such surrender as a condition precedent to a grant of a new Stock Option or Stock Appreciation Right to such Participant. Subject to the provisions of the Plan, such new Stock Option or Stock Appreciation Right shall be exercisable at such price, during such period and on such other terms and conditions as are specified by the Committee at the time the new Stock Option or Stock Appreciation Right is granted. Upon surrender, the Stock Options or Stock Appreciation Rights surrendered shall be canceled and the shares of Stock previously subject to them shall be available for the grant of other Awards under this Plan.

                         ARTICLE VIII - RESTRICTED STOCK

         8.1 Restricted Stock Awards may be made to Participants as an incentive for the performance of future services that will contribute materially to the successful operation of the Employer. Awards of Restricted Stock may be made either alone or in addition to or in tandem with other Awards granted under the Plan.

         8.2 With respect to Awards of Restricted Stock, the Committee shall:

                  (a) determine the purchase price, if any, to be paid for such Restricted Stock, which may be more than, equal to, or less than par value and may be zero, subject to such minimum consideration as may be required by applicable law;

                  (b) determine the length of the Restriction Period;

                  (c) determine any restrictions applicable to the Restricted Stock such as service or performance;

                  (d) determine if the restrictions shall lapse as to all shares of Restricted Stock at the end of the Restriction Period or as to a portion of the shares of Restricted Stock in installments during the Restriction Period; and

                  (e) determine if dividends and other distributions on the Restricted Stock are to be paid currently to the Participant or paid to the Company for the account of the Participant.

         8.3 Notwithstanding Section 3.6 of the Plan, a Restricted Stock Award must be accepted within a period of 60 days, or such other period as the Committee may specify, by executing a Restricted Stock Agreement and paying whatever price, if any, is required. The prospective recipient of a Restricted Stock Award shall not have any rights with respect to such Award, unless and until such recipient has executed a Restricted Stock Agreement and has delivered a fully executed copy thereof to the Committee, and has otherwise complied with the applicable terms and conditions of such Award.

         8.4 Except when the Committee determines otherwise, or as otherwise provided in the Restricted Stock Agreement, if a Participant terminates employment or other service relationship with the Employer for any reason before the expiration of the Restriction Period, all shares of Restricted Stock still subject to restriction shall be forfeited by the Participant and shall be reacquired by the Company.

         8.5 Except as otherwise provided in this Article VIII, no shares of Restricted Stock received by a Participant shall be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of during the Restriction Period.

         8.6 To the extent not otherwise provided in a Restricted Stock Agreement, in cases of death, Disability or Retirement or in cases of special circumstances, the Committee may in its discretion elect to waive any or all remaining restrictions with respect to such Participant's Restricted Stock.

         8.7 In the event of hardship or other special circumstances of a Participant whose employment or other service relationship with the Employer is involuntarily terminated, the Committee may in its discretion elect to waive in whole or in part any or all remaining restrictions with respect to any or all of the Participant's Restricted Stock, based on such factors and criteria as the Committee may deem appropriate.

         8.8 Upon an Award of Restricted Stock to a Participant, one or more stock certificates representing the shares of Restricted Stock shall be registered in the Participant's name. Such certificates may either:

                  (a) be held in custody by the Company until the Restriction Period expires or until restrictions thereon otherwise lapse, and the Participant shall deliver to the Company one or more stock powers endorsed in blank relating to the Restricted Stock; and/or

                  (b) be issued to the Participant and registered in the name of the Participant, and shall bear an appropriate restrictive legend and shall be subject to appropriate stop-transfer orders.

         8.9 Except as provided in this Article VIII, a Participant receiving a Restricted Stock Award shall have, with respect to such Restricted Stock Award, all of the rights of a shareholder of the Company, including the right to vote the shares to the extent, if any, such shares possess voting rights and the right to receive any dividends; provided, however, the Committee may require that any dividends on such shares of Restricted Stock shall be automatically deferred and reinvested in additional Restricted Stock subject to the same restrictions as the underlying Award, or may require that dividends and other distributions on Restricted Stock shall be paid to the Company for the account of the Participant. The Committee shall determine whether interest shall be paid on such amounts, the rate of any such interest, and the other terms applicable to such amounts.

         8.10 If and when the Restriction Period expires without a prior forfeiture of the Restricted Stock subject to such Restriction Period, unrestricted certificates for such shares shall be delivered to the Participant; provided, however, that the Committee may cause such legend or legends to be placed on any such certificates as it may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission and any applicable federal or state law.

         8.11 In order to better ensure that Award payments actually reflect the performance of the Company and the service of the Participant, the Committee may provide, in its sole discretion, for a tandem performance-based or other Award designed to guarantee a minimum value, payable in cash or Stock to the recipient of a Restricted Stock Award, subject to such performance, future service, deferral and other terms and conditions as may be specified by the Committee.

                            ARTICLE IX - STOCK AWARDS

         9.1 A Stock Award shall be granted only in payment of compensation that has been earned or as compensation to be earned, including without limitation, compensation awarded concurrently with or prior to the grant of the Stock Award.

         9.2 For the purposes of this Plan, in determining the value of a Stock Award, all shares of Stock subject to such Stock Award shall be valued at not less than 100% of the Fair Market Value of such shares of Stock on the date such Stock Award is granted, regardless of whether or when such shares of Stock are issued or transferred to the Participant and whether or not such shares of Stock are subject to restrictions which affect their value.

         9.3 Shares of Stock subject to a Stock Award may be issued or transferred to the Participant at the time the Stock Award is granted, or at any time subsequent thereto, or in installments from time to time, as the Committee shall determine. If any such issuance or transfer shall not be made to the Participant at the time the Stock Award is granted, the Committee may provide for payment to such Participant, either in cash or shares of Stock, from time to time or at the time or times such shares of Stock shall be issued or transferred to such Participant, of amounts not exceeding the dividends which would have been payable to such Participant in respect of such shares of Stock, as adjusted under Section 3.10, if such shares of Stock had been issued or transferred to such Participant at the time such Stock Award was granted.

         9.4 A Stock Award shall be subject to such terms and conditions, including without limitation, restrictions on the sale or other disposition of the Stock Award or of the shares of Stock issued or transferred pursuant to such Stock Award, as the Committee shall determine; provided, however, that upon the issuance or transfer of shares pursuant to a Stock Award, the Participant, with respect to such shares of Stock, shall be and become a shareholder of the Company fully entitled to receive dividends, to vote to the extent, if any, such shares possess voting rights and to exercise all other rights of a shareholder except to the extent otherwise provided in the Stock Award. Each Stock Award shall be evidenced by a written Agreement in such form as the Committee shall determine.

                         ARTICLE X - PERFORMANCE SHARES

         10.1 Awards of Performance Shares may be made to certain Participants as an incentive for the performance of future services that will contribute materially to the successful operation of the Company. Awards of Performance Shares may be made either alone, in addition to or in tandem with other Awards granted under the Plan and/or cash payments made outside of the Plan.

         10.2 With respect to Awards of Performance Shares, which may be issued for no consideration or such minimum consideration as is required by applicable law, the Committee shall:

                  (a) determine and designate from time to time those Participants to whom Awards of Performance Shares are to be granted;

                  (b) determine the number of Performance Shares to be granted to a Participant;

                  (b) determine the performance period and/or performance objectives pursuant to which Performance Shares may be earned;

                  (c) determine the form of settlement of a Performance Share;
and

                  (d) generally determine the terms and conditions of each such Award.

At any date, each Performance Share shall have a value equal to the Fair Market Value, determined as set forth in Section 2.11.

         10.3 The Committee may designate whether any Performance Share is intended to be "performance-based compensation" within the meaning of Code section 162(m). Notwithstanding anything herein to the contrary, any such Award shall be conditioned on achievement of one or more performance measures selected by the Committee from among the following: earnings, earnings per share, revenues, revenue growth, gross margin, market value added, economic value added, EBIT, EBITDA, return on equity, return on investment, return on assets, return on net assets, return on capital employed, total shareholder return, profit, economic profit, capitalized economic profit, after-tax profit, pre-tax profit, cash flow, cash flow return, sales, sales volume, inventory turnover ratio, stock price, cost, and/or unit cost. The grant of such Awards and the establishment of the performance measures shall be made during the specified performance period, which shall meet the requirements of Code section 162(m). On and after the date on which Code section 162(m) becomes applicable to the Plan, no more than 250,000 Performance Shares may be earned by any Participant in any calendar year.

         10.4 Performance periods may overlap, and Participants may participate simultaneously with respect to Performance Shares for which different performance periods are prescribed.

         10.5 The Committee shall determine the performance objectives of Awards of Performance Shares. Performance objectives may vary from Participant to Participant and between Awards and, except as provided in Section 10.3 above, shall be based upon such performance criteria or combination of factors as the Committee may deem appropriate, including for example, but not limited to, minimum earnings per share or return on equity. If during the course of a performance period there shall occur significant events which the Committee expects to have a substantial effect on the applicable performance objectives during such period, the Committee may revise such performance objectives.

         10.6 If a Participant terminates service with the Employer during a performance period because of death, Disability, Retirement or under other circumstances in which the Committee in its discretion finds that a waiver would be appropriate, that Participant, as determined by the Committee, may be entitled to a payment of Performance Shares at the end of the performance period based upon the extent to which the performance objectives were satisfied at the end of such period and pro rated for the portion of the performance period during which the Participant was in service with the Employer; provided, however, the Committee may provide for an earlier payment in settlement of such Performance Shares in such amount and under such terms and conditions as the Committee deems appropriate or desirable. If a Participant terminates service with the Employer during a performance period for any other reason, then such Participant shall not be entitled to any payment with respect to that performance period unless the Committee shall otherwise determine.

         10.7 Each Award of a Performance Share shall be paid in whole shares of Stock, or cash, or a combination of Stock and cash as the Committee shall determine, with payment to be made as soon as practicable after the end of the relevant performance period.

         10.8 The Committee shall have the authority to approve requests by Participants to defer payment of Performance Shares on terms and conditions approved by the Committee and set forth in a written Agreement between the Participant and the Company entered into in advance of the time of receipt or constructive receipt of payment by the Participant.

                      ARTICLE XI - OTHER STOCK-BASED AWARDS

         11.1 Other awards that are valued in whole or in part by reference to, or are otherwise based on, Stock ("Other Stock-Based Awards"), including without limitation, convertible preferred stock, convertible debentures, exchangeable securities, phantom stock and Stock awards or options valued by reference to book value or performance, may be granted either alone or in addition to or in tandem with other Awards granted under the Plan and/or cash awards made outside of the Plan. Subject to the provisions of the Plan, the Committee shall have authority to determine the Eligible Participants to whom and the time or times at which Other Stock-Based Awards shall be made, the number of shares of Stock subject to such Awards, and all other conditions of the Awards. The Committee also may provide for the grant of shares of Stock upon the completion of a specified performance period. The provisions of Other Stock-Based Awards need not be the same with respect to each recipient.

         11.2 Other Stock-Based Awards made pursuant to this Article XI shall be subject to the following terms and conditions:

                  (a) Subject to the provisions of this Plan and the applicable Agreement, shares of Stock subject to Other Stock-Based Awards may not be sold, assigned, transferred, pledged or otherwise encumbered prior to the date on which the shares are issued, or, if later, the date on which any applicable restriction, performance or deferral period lapses.

                  (b) Subject to the provisions of this Plan and the applicable Agreement and unless otherwise determined by the Committee at the time of the Award, the recipient of an Other Stock-Based Award shall be entitled to receive, currently or on a deferred basis, interest or dividends or interest or dividend equivalents with respect to the number of shares covered by the Award, as determined at the time of the Award by the Committee, in its sole discretion, and the Committee may provide that such amounts, if any, shall be deemed to have been reinvested in additional Stock or otherwise reinvested.

                  (c) Any Other Stock-Based Award and any Stock covered by any such Award shall vest or be forfeited to the extent so provided in the applicable Agreement, as determined by the Committee, in its sole discretion.

                  (d) Upon the Participant's Retirement, Disability or death, or in cases of special circumstances, the Committee may, in its sole discretion, waive in whole or in part any or all of the remaining limitations imposed hereunder, if any, with respect to any or all of an Other Stock-Based Award.

                  (e) Each Other Stock-Based Award shall be evidenced by, and subject to the terms of, an Agreement.

                  (f) Stock, including securities convertible into Stock, issued on a bonus basis under this Article XI may be issued for no cash consideration.

         11.3 The Committee may designate whether any Other Stock-Based Award is intended to be "performance-based compensation" within the meaning of Code section 162(m). Notwithstanding anything herein to the contrary, any such Award shall be conditioned on achievement of one or more performance measures selected by the Committee from among the following: earnings, earnings per share, revenues, revenue growth, gross margin, market value added, economic value added, EBIT, EBITDA, return on equity, return on investment, return on assets, return on net assets, return on capital employed, total shareholder return, profit, economic profit, capitalized economic profit, after-tax profit, pre-tax profit, cash flow, cash flow return, sales, sales volume, inventory turnover ratio, stock price, cost, and/or unit cost. The grant of such Awards and the establishment of the performance measures shall be made during the specified performance period, which shall meet the requirements of Code section 162(m). On and after the date on which Code section 162(m) becomes applicable to the Plan, no more than 250,000 shares of Stock may be earned by any Participant in any calendar year.

         11.4 Other Stock-Based Awards may include a phantom stock Award, which is subject to the following terms and conditions:

                  (a) The Committee shall select the Eligible Participants who may receive phantom stock Awards. The Eligible Participant shall be awarded a phantom stock unit, which shall be the equivalent to a share of Stock.

                  (b) Under an Award of phantom stock, payment shall be made on the dates or dates as specified by the Committee or as stated in the applicable Agreement and phantom stock Awards may be settled in cash, Stock, or some combination thereof.

                  (c) The Committee shall determine such other terms and conditions of each Award as it deems necessary in its sole discretion.

                     ARTICLE XII - AMENDMENT AND TERMINATION

         12.1 The Board at any time and from time to time, may amend or terminate the Plan. To the extent required by Code section 422 and/or the rules of the exchange upon which the Stock is traded or other applicable law, no amendment, without approval by the Company's shareholders, shall:

                  (a) alter the group of persons eligible to participate in the Plan;

                  (b) except as provided in Plan section 3.10, increase the maximum number of shares of Stock which are available for issuance pursuant to Awards granted under the Plan;

                  (c) extend the period during which Incentive Stock Options may be granted beyond the date which is ten (10) years following the Effective Date.

                  (d) limit or restrict the powers of the Committee with respect to the administration of this Plan;

                  (e) change the definition of an Eligible Participant for the purpose of Incentive Stock Options or increase the limit or the value of shares of Stock for which an Eligible Participant may be granted an Incentive Stock Option;

                  (f) materially increase the benefits accruing to Participants under this Plan; or

                  (g) change any of the provisions of this Article XII.

         12.2 No amendment to or discontinuance of this Plan or any provision thereof by the Board or the shareholders of the Company shall, without the written consent of the Participant, adversely affect, as shall be determined by the Committee, any Award previously granted to such Participant under this Plan;

provided, however, the Committee retains the right and power to treat any outstanding Incentive Stock Option as a Nonqualified Stock Option in accordance with Plan section 4.3.

         12.3 Notwithstanding anything herein to the contrary, if the right to receive or benefit from any Award, either alone or together with payments that a Participant has the right to receive from the Company, would constitute a "parachute payment" under Code section 280G, all such payments may be reduced, in the discretion of the Committee, to the largest amount that will avoid an excise tax to the Participant under Code section 280G.

                     ARTICLE XIII - MISCELLANEOUS PROVISIONS

         13.1 Nothing in the Plan or any Award granted under the Plan shall confer upon any Participant any right to continue in the service of the Employer, or to serve as a director thereof, or interfere in any way with the right of the Employer to terminate his or her employment or other service relationship at any time. Unless agreed by the Board, no Award granted under the Plan shall be deemed salary or compensation for the purpose of computing benefits under any employee benefit plan or other arrangement of the Employer for the benefit of its employees. No Participant shall have any claim to an Award until it is actually granted under the Plan. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall, except as otherwise provided by the Committee, be no greater than the right of an unsecured general creditor of the Company.

         13.2 The Committee may make such provisions and take such steps as it may deem necessary or appropriate for the withholding of any taxes which the Employer is required by any law or regulation of any governmental authority, whether federal, state or local, domestic or foreign, to withhold in connection with any Award or the exercise thereof, including, but not limited to, withholding the payment of all or any portion of such Award or another Award under this Plan until the Participant reimburses the Employer for the amount the Employer is required to withhold with respect to such taxes, or canceling any portion of such Award or another Award under this Plan in an amount sufficient to reimburse itself for the amount it is required to so withhold, or selling any property contingently credited by the Company for the purpose of paying such Award or another Award under this Plan in order to withhold or reimburse itself for the amount it is required to so withhold. The amount to be withheld shall not exceed the statutory minimum federal and state income and employment tax liability arising from the exercise transaction. Any such method of satisfying the withholding obligation must satisfy any applicable requirements of rule 16b-3 under the Act.

         13.3 The Plan and the grant of Awards shall be subject to all applicable federal and state laws, rules, and regulations and to such approvals by any United States government or regulatory agency as may be required. Any provision herein relating to compliance with rule 16b-3 under the Act shall not be applicable with respect to participation in the Plan by Participants who are not subject to Act section 16(b).

         13.4 The terms of the Plan shall be binding upon the Company, and its successors and assigns.

         13.5 The Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver shares of Stock or payments in lieu of or with respect to Awards under the Plan; provided, however, that, unless the Committee otherwise determines with the consent of the affected Participant, the existence of such trusts or other arrangements is consistent with the "unfunded" status of the Plan.

         13.6 Each Participant agrees to give the Committee prompt written notice of any election made by such Participant under Code section 83(b) or any similar provision thereof.

         13.7 If any provision of this Plan or an Agreement is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any Agreement under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Agreement, it shall be stricken and the remainder of the Plan or the Agreement shall remain in full force and effect.

         13.8 Where the context admits, words in any gender shall include the other gender, words in the singular shall include the plural and words in the plural shall include the singular.

                                YOUCENTRIC, INC.
                       NONQUALIFIED STOCK OPTION AGREEMENT

            THIS NONQUALIFIED STOCK OPTION AGREEMENT ("Agreement') is made as of [Date] (the "Grant Date"), by and between YOUCENTRIC, INC., a Delaware corporation (the "Company"), and [Optionee Name] (the "Optionee").

            WHEREAS, the Optionee is a valuable and trusted employee of the Company; and

            WHEREAS, the Board has granted a nonqualified stock option to the Optionee pursuant to the Plan to provide the Optionee with the opportunity to acquire a proprietary interest in the Company as an incentive to advance the interests of the Company; and

            WHEREAS, this Agreement evidences the terms and conditions of such nonqualified stock option.

            NOW, THEREFORE, in consideration of the foregoing, of the mutual promises set forth below and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

         1. Grant of Option. The Board granted the Optionee an option to purchase from the Company, during the period specified in section 3 of this Agreement, a total of [number of shares] (______) shares of the common stock of the Company at the purchase price of [price] ($______) per share (the "Purchase Price"), in accordance with the terms and conditions stated in this Agreement. The shares of Stock subject to the option granted hereby are referred to below as the "Shares," and the option to purchase such Shares is referred to below as the "Option."

         2. Definitions; Authority of Committee.

            (a) All capitalized terms used in this Agreement shall have the meanings set out in the Plan unless otherwise specified in this Agreement.

            (b) "Cause" means the commission of any act of fraud, embezzlement or dishonesty by the Optionee against the Company or the surviving entity following a Change in Control or Corporate Reorganization, any unauthorized use or disclosure by the Optionee of confidential information or trade secrets of the Company or the surviving entity following a Change in Control or Corporate Reorganization, or any other intentional misconduct by Optionee adversely affecting the business or affairs of the Company or the surviving entity following a Change in Control or Corporate Reorganization in a material manner, unless the Optionee cures such misconduct within ten (10) days after notice from such entity. The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which such entity may consider as grounds for the dismissal or discharge of the Optionee.

            (c) A "Change in Control" shall be deemed to have occurred if, after the Company has consummated a Public Offering:

                (i) any "Person" as defined in Section 3(a)(9) of the Act, including a "group" (as that term is used in Rules 13(d)(3) and 14(d)(2) under the Act), but excluding the Company and any employee benefit plan sponsored or maintained by the Company, including any trustee of such plan acting as trustee:

                    (A) consummates a tender or exchange offer for any shares of the Stock pursuant to which at least fifty percent (50%) of the outstanding shares of the Stock are purchased; or

                    (B) together with its "affiliates" and "associates" (as those terms are defined in Rule 12b-2 under the Act) becomes the "Beneficial Owner" (within the meaning of Rule 13d-3 under the Act) of at least fifty percent (50%) of the Stock;

                (ii) a merger or consolidation of the Company with or into another corporation is consummated and the Company's shareholders immediately prior to the transaction do not own at least fifty percent (50%) of the surviving company's outstanding stock immediately following the transaction, a sale or other disposition of all or substantially all of the Company's assets, or the liquidation of the Company; or

                (iii) during any period of 24 consecutive months during the existence of this Agreement, the individuals who, at the beginning of such period, constitute the Board (the "Incumbent Directors") cease for any reason other than death to constitute at least a majority thereof; provided, however, that a director who was not a director at the beginning of such 24 month period shall be deemed to have satisfied such 24 month requirement, and be an Incumbent Director, if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually, because they were directors at the beginning of such 24 month period, or by prior operation of this subparagraph
(iii).

            (d) A "Corporate Reorganization" means the happening of any one of the following events prior to the time at which the Company has consummated a Public Offering: (i) the dissolution or liquidation of the Company; (ii) a reorganization, merger, or consolidation involving the Company unless (A) the transaction involves only the Company and one or more of the Company's parent company and wholly-owned (excluding interests held by employees, officers and directors) subsidiaries; or (B) the shareholders who had the power to elect a majority of the Board immediately prior to the transaction have the power to elect a majority of the board of directors of the surviving entity immediately following the transaction; (iii) the sale of all or substantially all of the assets of the Company to another company, person or business entity; or (iv) an acquisition of Company stock, unless the shareholders who had the power to elect a majority of the Board immediately prior to the acquisition have the power to elect a majority of the Board immediately following the transaction.

            (e) An "Involuntary Termination" is any termination of employment of the Optionee: (i) by the Optionee during the twelve (12) month period following a Change in Control or Corporate Reorganization (A) following the assignment to the Optionee by the surviving entity following such Change in Control or Corporate Reorganization of any duties that are significantly incompatible with, and detract from, the Optionee's duties, responsibilities or status with the Company immediately prior to the effective date of such Change in Control or Corporate Reorganization, (B) following a significant reduction in the Optionee's annual base salary and annual bonus in effect immediately prior to the effective date of such Change in Control or Corporate Reorganization; or (C) following the Company's assignment of the Optionee to a location other than his principal location of employment immediately prior to the effective date of such Change in Control or Corporate Reorganization (except for required travel on Company business to an extent substantially consistent with the Optionee's business travel obligations immediately prior to the effective date of such Change in Control or Corporate Reorganization), or, in the event he consents to any such relocation, the failure of the Company to pay (or reimburse the Optionee for all reasonable moving expenses incurred by him relating to a change of his principal residence in connection with such relocation), or (ii) by the surviving entity during the twelve (12) month period following the effective date of a Change in Control or Corporate Reorganization for any reason other than for Cause.

            (f) "Plan" means the YOUcentric, Inc. 2000 Equity Compensation Plan, as it may be amended from time to time.

            (g) "Securities Act" means the Securities Act of 1933, as amended.

            (h) All determinations made by the Committee with respect to the interpretation, construction and application of any provision of this agreement shall be final, conclusive and binding on all parties.

         3. Vesting and Exercise of Option. The Option shall vest and become exercisable in accordance with the schedule set forth below, provided that the Option shall vest and become exercisable with respect to an increment as specified only if the Optionee has not incurred a Termination of Employment as of the specified date for such increment:

            (a) on [date], the Option shall vest and become exercisable with respect to one-fourth (1/4) of the Shares (rounded up to the next highest whole number of Shares, as necessary);

            (b) on [date], the Option shall vest and become exercisable with respect to an additional one-fourth (1/4) of the Shares (rounded up to the next highest whole number of Shares, as necessary);

            (c) on [date], the Option shall vest and become exercisable with respect to an additional one-fourth (1/4) of the Shares (rounded up to the next highest whole number of Shares, as necessary);

            (d) on [date], the Option shall vest and become exercisable with respect to all remaining Shares.

         Notwithstanding the foregoing, if Optionee is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938 and the Option is intended to comply with the Worker Economic Opportunity Act, Optionee may not exercise any Option prior to the date that is six (6) months after the Grant Date unless Optionee has incurred a Termination of Employment due to death or Disability or following attainment of age 65 or unless a Corporate Reorganization or Change in Control has occurred after the Grant Date.

         Notwithstanding the foregoing, the Option shall become fully vested and exercisable, to the extent not already fully vested and exercisable, as of the effective date of a Corporate Reorganization or Change in Control, provided that the Optionee has not experienced a Termination of Employment prior to such date (other than a Termination of Employment that occurs within the 10 day period prior to consummation of such transaction on account of such transaction, as determined by the Committee in its discretion), unless in connection with the Corporate Reorganization or Change in Control the surviving entity or an affiliate assumes the Option or replaces the Option with an option of equivalent value and with comparable terms. In the event of a Corporate Reorganization or Change in Control in which the Option is not so assumed or replaced, the Company shall send the Optionee prior written notice of the effectiveness of such event and the last day on which the Optionee may exercise the Option. On or prior to the last day specified in such notice, the Optionee may, upon compliance with the terms of this Agreement, exercise the Option with respect to any or all of the Shares, conditioned upon and subject to completion of the Corporate Reorganization or Change in Control. To the extent the Option is not so exercised, it shall terminate at 5:00 P.M., eastern standard time, on the last day specified in such notice, conditioned upon and subject to the completion of the Change in Control or Corporate Reorganization. If the surviving entity in such Corporate Reorganization or Change in Control assumes or replaces the Option as described above, the proceeding provisions of this paragraph shall not apply; however, if there is an Involuntary Termination of Optionee within the twelve (12) month period following the effective date of such Corporate Reorganization or Change in Control, the Option shall vest and become exercisable, to the extent not already vested and exercisable, on the date of such termination.

         4. Termination of Option. The Option shall remain exercisable as specified in section 3 above until the earliest to occur of the dates specified below, upon which date the Option shall terminate:

            (a) the date all of the Shares are purchased pursuant to the terms of this Agreement;

            (b) upon the expiration of three (3) months following the Termination of Employment of the Optionee for any reason other than Cause, death or disability as determined by the Committee in its discretion;

            (c) immediately upon the Termination of Employment of the Optionee by the Company for Cause;

            (d) upon the expiration of one (1) year following the date of the Optionee's Termination of Employment as a result of death or disability as determined by the Committee in its discretion;

            (e) upon the expiration of one (1) year following the date of the Optionee's death, if death shall have occurred following the Optionee's Termination of Employment and while the Option was still exercisable;

            (f) the ten (10) year anniversary of the Grant Date at 5:00 p.m., eastern standard time.

Upon its termination, the Option shall have no further force or effect and the Optionee shall have no further rights under the Option or to any portion of the Shares that have not been purchased pursuant to prior exercise of the Option.

         5. Exercise of Option.

            (a) The Option may be exercised only by (i) the Optionee's completion, execution and delivery to the Company of a notice of exercise and, if required by the Company, an "investment letter" as supplied by the Company confirming the Optionee's representations and warranties in section 16 of this Agreement, including the representation that the Optionee is acquiring the Shares for investment only and not with a view to the resale or other distribution thereof, and (ii) the payment to the Company, pursuant to the terms of this Agreement, of an amount equal to the Purchase Price multiplied by the number of Shares being purchased as specified in the Optionee's notice of exercise. The Optionee's right to exercise the Option shall be conditioned upon and subject to satisfaction, in a manner acceptable to the Company, of any withholding liability under any state or federal law arising in connection with exercise of the Option. The Optionee must provide notice of exercise of the Option with respect to no fewer than 100 Shares (or any lesser number of Shares with respect to which the Option is vested and exercisable). The Optionee's notice of exercise shall be given in the manner specified in section 23, but any exercise of the Option shall be effective only when the items required by the preceding sentence are actually received by the Company. The notice of exercise and the "investment letter" may be in the form set forth in Exhibit A attached to this Agreement.

         Payment of the aggregate exercise price may be made in cash or by check payable to the order of the Company for an amount in U.S. dollars equal to the option price of such shares. Payment may also be made by delivery of shares of Stock held by the Optionee for the requisite period necessary to avoid a charge to the Company's earnings for financial reporting purposes, as determined by the Committee in its discretion, and having an aggregate Fair Market Value equal to the amount of cash that would otherwise be required to pay the full option price, or by authorizing a third party to sell a portion of the shares acquired upon exercise of the Option and remit to the Company a sufficient portion of the sales proceeds to pay the full option price. Payment may also be made by combining the above methods. To the extent that shares are used in making full or partial payment of the option price, each such share will be valued at the Fair Market Value thereof as of the date of exercise. Any overpayment will be promptly refunded, and any underpayment will be deemed an exercise of such lesser whole number of shares as the amount paid is sufficient to purchase.

            (b) As soon as practicable following receipt of such notice and payment, the Company shall notify the Optionee of any payment or other allocation required under subsection (c) below. The Company shall deliver a certificate or certificates for the shares to the Optionee as soon as practicable after the Optionee has made any payment and/or allocation required under subsection (c) below and executed and delivered any letter agreement as may be required under subsection (a) above. Notwithstanding anything to the contrary in this Agreement, the Option may be exercised only if compliance with all applicable federal and state securities laws can be effected, as determined by the Committee in its discretion.

            (c) Issuance of shares upon exercise of the Option shall be subject to the condition that the Optionee shall pay to the Company, in addition to the option price of the shares purchased, the amount the Company is required by law or regulation of any governmental authority, whether federal, state or local, domestic or foreign, to withhold in connection with such exercise of the Option, if any, as determined by the Committee in its discretion. In lieu of the payment specified in this paragraph, the Committee may in its sole discretion permit the Optionee to satisfy the obligation, in whole or in part, by the methods specified in the subsection (a) above.

         6. Restrictions on Transfer.

            (a) Except as provided in subsections (b), (c), (d) and (e) below, the Option and Shares acquired pursuant to exercise of the Option shall not be sold, exchanged, delivered, assigned, bequeathed or gifted, pledged, mortgaged, hypothecated or otherwise encumbered, transferred or permitted to be transferred, or otherwise disposed of, whether voluntarily, involuntarily or by operation of law (including, without limitation, the laws of bankruptcy, intestacy, descent and distribution or succession) or on an absolute or contingent basis. For this purpose, any reference to Optionee shall (when applicable) be deemed to be and include references to Optionee's estate, executors or administrators, personal or legal representatives and transferees (direct or indirect).

            (b) The Optionee shall be entitled to transfer the Option, by gift, to his or her immediate family or to a trust which has as its only beneficiaries those individuals who are members of the Optionee's immediate family, or to a partnership or similar entity which has as its only partners or members those individuals who are members of the Optionee's immediate family. In such case, the Option shall be exercisable only by such transferee. For this purpose, the Optionee's "immediate family" is the Optionee and the Optionee's spouse, children and/or grandchildren. As a condition precedent to such transfer, each and every prospective transferee shall (i) provide or cause to be provided to the

Company, at its request, sufficient evidence of the legal right and authority of such prospective transferee to have the Option so transferred and (ii) comply with the provisions of subsection (g) below.

            (c) In the event of Optionee's death, the Option and/or any Shares may be transferred to any executor, administrator, personal or legal representative, legatee, heir or distributee of the estate of Optionee. As a condition precedent to such transfer, each and every prospective transferee shall (i) provide or cause to be provided to the Company, at its request, sufficient evidence of the legal right and authority of such prospective transferee to have the Option and/or Shares so transferred and (ii) comply with the provisions of subsection (f) below.

            (d) In the event of the Termination of Employment of Optionee, the Company shall have the right (but shall not be obligated) to repurchase any or all of the Shares acquired by exercise of the Option. The Company may exercise this right during the ninety (90) day period following the later of the date of such Termination of Employment or the date that is six (6) months after the date on which the Shares were issued to Optionee. The Company shall exercise this right by providing written notice to the Optionee that specifies the time and date on which settlement of the repurchase of such Shares by the Company is to be made and the number of Shares to be so repurchased by the Company. The date specified shall not be later than sixty (60) days after the date such notice is given. Settlement shall be held on the repurchase of Shares under this section 6(d) at the principal executive offices of the Company or at such other place as the Company shall notify Optionee. At settlement, Optionee shall deliver to the Company the required materials described below and, simultaneously therewith, the Company shall deliver to Optionee a good check in the amount of the purchase price of the Shares repurchased by the Company pursuant to this section 6(d). The per share purchase price of the Shares repurchased and sold pursuant to this section 6(d) shall be as follows:

                (i) If the Termination of Employment giving rise to the purchase by the Company under this section 6(d) was other than for Cause, as determined by the Committee in its discretion, then the per share purchase price under this section 6(d) shall be the Fair Market Value of the Shares so repurchased as determined in good faith by the Committee in its discretion.

                (ii) If the Termination of Employment giving rise to the purchase by the Company under this section 6(d) was for Cause, as determined by the Committee in its discretion, then the per share purchase price under this section 6(d) shall be equal to the Purchase Price.

         Upon the closing of any repurchase by the Company of any Shares pursuant to this section 6(d), Optionee shall deliver to the Company the certificate or certificates representing the Shares being sold, free and clear of all options, contracts, commitments, liens, pledges, security interests and other encumbrances, duly endorsed for transfer, and such assignments and other documents and instruments evidencing the title of Optionee and of Optionee's compliance with this Agreement as may be reasonably required by the Company or by counsel for the Company. Upon the closing of such repurchase, Optionee shall be deemed to have represented and warranted to the Company (and, if requested by the Company, shall then represent and warrant in writing) that Optionee owns the Shares being purchased, free and clear of all options, contracts, commitments, liens, pledges, security interests and other encumbrances. Optionee agrees to indemnify the Company against any and all losses, damages, liabilities, claims, actions, proceedings, judgments, costs and expenses (including reasonable attorneys' fees) arising out of any breach of such representation and warranty.

            (e) Shares acquired pursuant to exercise of the Option may be transferred pursuant to a Change in Control or Corporate Reorganization.

            (f) The restrictions specified in subsection (a) above with respect to the Shares (but not the Option) shall terminate upon consummation of a Public Offering.

            (g) In the event that, at any time or from time to time, the Option and/or any Shares are transferred to any party (other than the Company) pursuant to the provisions hereof, the transferee shall take the Option and/or such Shares pursuant to all of the provisions, conditions and obligations of the Plan and this Agreement (including, without limitation, the obligations to sell and transfer, and to offer to sell and transfer, such Shares pursuant to the provisions of this section 6), and, as a condition precedent to the transfer of the Option and/or such Shares, the transferee shall agree in writing, for and on behalf of such transferee and such transferee's successors and assigns, to be bound by all provisions of the Plan and this Agreement.

         7. Additional Restrictions.

            (a) The Company may impose stop-transfer instructions with respect to any shares (or other securities) subject to any restriction set forth in this Agreement until the restriction has been satisfied or terminates.

            (b) Optionee agrees that Optionee will not distribute or resell any shares (or other securities) issuable upon exercise of the Option granted hereby in violation of the Securities Act, that Optionee will indemnify and hold the Company harmless against all liability for any such violation, and that upon request Optionee (i) will furnish a letter agreement in connection with any exercise of this Option containing any representations and/or undertakings which the Company shall request and (ii) will accept a certificate representing shares of the Company bearing any legend restricting transferability as the Company shall request to ensure compliance with securities laws. The shares shall not be transferable except in compliance with the conditions indicated in the legend.

            (c) The Shares shall be subject to the Market Stand-Off set forth in
Section 3.16 of the Plan.

         8. Sale or Other Disposition by Majority Interest. Optionee hereby irrevocably appoints the Company and its President, or either of them, as Optionee's agents and attorneys-in-fact, with full power of substitution for and in Optionee's name, to sell, exchange, transfer or otherwise dispose of all or a portion of Optionee's Shares and to do any and all things and to execute any and all documents and instruments in connection therewith, such powers of attorney to become operable only in connection with a Corporate Reorganization or Change in Control. Any sale, exchange, transfer or other disposition of all or a portion of Optionee's Shares pursuant to the foregoing powers of attorney shall be made upon substantially the same terms and conditions (including sale price per share) applicable to a sale, exchange, transfer or other disposition of shares of Stock owned by the holder or holders of a majority in percentage of the outstanding shares of Stock. For purposes of determining the sale price of the Shares under this section 8, there shall be excluded the consideration (if any) paid or payable to the holder or holders of a majority in percentage of the outstanding shares of Stock in connection with any employment, consulting, noncompetition or similar agreements which such holder or holders may enter into in connection with or subsequent to such sale, transfer, exchange or other disposition. The foregoing power of attorney shall not impose or be deemed to impose any fiduciary duty or any other duty (except as set forth in this section
8) or obligation on either the Company or its President, shall be irrevocable and coupled with an interest and shall not terminate by operation of law, whether by the death, bankruptcy or adjudication of incompetence or insanity of Optionee or the occurrence of any other event.

         9. Engagement of Optionee. Nothing in this Agreement shall be construed as constituting a commitment, guarantee, agreement or understanding of any kind or nature that the Company shall continue to employ Optionee, nor shall this Agreement affect in any way the right of the Company to terminate the employment of Optionee at any time and for any reason. By Optionee's execution of this Agreement, Optionee acknowledges and agrees that Optionee's employment is "at will." No change of Optionee's duties as an employee of the Company shall result in, or be deemed to be, a modification of any of the terms of this Agreement.

         10. Burden and Benefit; Company. This Agreement shall be binding upon, and shall inure to the benefit of, the Company and Optionee, and their respective heirs, personal and legal representatives, successors and permitted assigns. As used in this section 10, the term the "Company" shall also include any business entity which is an affiliate of the Company by virtue of common (although not identical) ownership, and for which Optionee is providing services in any form during Optionee's employment with the Company or any such other business entity. Optionee hereby consents to the enforcement of any and all of the provisions of this Agreement by or for the benefit of the Company and any such other business entity.

         11. Optionee Not A Shareholder. Optionee shall not be deemed for any purpose to be a shareholder of the Company with respect to any Shares as to which this option shall not have been exercised and payment made as hereby provided and a stock certificate for such shares actually issued to Optionee. No adjustment will be made for dividends or other rights for which the record date is prior to the date of such issuance.

         12. Deferral of Issuance of Shares. Anything in this Agreement to the contrary notwithstanding, if, at any time specified herein for the issue of shares to Optionee, any law, or any regulation or requirement of the Securities and Exchange Commission or other governmental authority having jurisdiction in the premises shall require either the Company or Optionee to take any action in connection with the shares then to be issued, the issue of such shares shall be deferred until such action shall have been taken; the Company shall be under no obligation to take such action; and the Company shall have no liability whatsoever as a result of the non-issuance of such shares, except to refund to Optionee any consideration tendered in respect of the exercise price.

         13. Issuance of Shares. Shares of Stock issued pursuant to the exercise of this option will be issued only in the name of Optionee and may not be transferred into the name of any agent of or nominee for Optionee until such time as Optionee has complied with the terms of this Agreement.

         14. Terms and Conditions of Plan. The terms and conditions of the Plan, the receipt of a copy of which Optionee hereby acknowledges by execution of this Agreement, are incorporated by reference herein, and to the extent that any conflict may exist between any term or provision of this Agreement and any term or provision of the Plan, such term or provision of the Plan shall control.

         15. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of North Carolina, without reference to its conflicts of laws rules.

         16. Covenants and Representations of Optionee. Optionee represents, warrants, covenants and agrees with the Company as follows:

             (a) The Option is being received for Optionee's own account without the participation of any other person, with the intent of holding the Option and the Shares issuable pursuant thereto for investment and without the intent of participating, directly or indirectly, in a distribution of the Shares and not with a view to, or for resale in connection with, any distribution of the Shares or any portion thereof.

             (b) Optionee is not acquiring the Option or any Shares based upon any representation, oral or written, by any person with respect to the future value of, or income from, the Shares, but rather upon an independent examination and judgment as to the prospects of the Company.

             (c) Optionee has had the opportunity to ask questions of and receive answers from the Company and its executive officers and to obtain all information necessary for Optionee to make an informed decision with respect to the investment in the Company represented by the Option and any Shares issued upon its exercise.

             (d) Optionee is able to bear the economic risk of any investment in the Shares, including the risk of a complete loss of the investment, and Optionee acknowledges that Optionee must continue to bear the economic risk of any investment in Shares received upon exercise of the Option for an indefinite period.

             (e) Optionee understands and agrees that the Shares subject to the Option may be issued and sold to Optionee without registration under any state or federal laws relating to the registration of securities and in that event will be issued and sold in reliance on exemptions from registration under appropriate state and federal laws.

             (f) Shares issued to Optionee upon exercise of the Option will not be offered for sale, sold or transferred by Optionee other than pursuant to: (i) an effective registration under applicable state securities laws or in a transaction which is otherwise in compliance with those laws; (ii) an effective registration under the Securities Act, or a transaction otherwise in compliance with the Securities Act; and (iii) evidence satisfactory to the Company of compliance with all applicable state and federal securities laws. The Company shall be entitled to rely upon an opinion of counsel satisfactory to it with respect to compliance with the foregoing laws.

             (g) The Company will be under no obligation to register the Shares issuable pursuant to the Option or to comply with any exemption available for sale of the Shares by Optionee without registration, and the Company is under no obligation to act in any manner so as to make Rule 144 promulgated under the Securities Act available with respect to any sale of the Shares by Optionee.

             (h) Optionee has not relied upon the Company with respect to any tax consequences related to the grant or exercise of this Option, or the disposition of Shares purchased pursuant to its exercise. Optionee acknowledges that, as a result of the grant and/or exercise of the Option, Optionee may incur a substantial tax liability. Optionee assumes full responsibility for all such consequences and the filing of all tax returns and elections Optionee may be required or find desirable to file in connection therewith. In the event any valuation of the Option or Shares purchased pursuant to its exercise must be made under federal or state tax laws and such valuation affects any return or election of the Company, Optionee agrees that the Company may determine such value and that Optionee will observe any determination so made by the Company in all returns and elections filed by Optionee. In the event the Company is required by applicable law to collect any withholding, payroll or similar taxes by reason of the grant or any exercise of the Option, Optionee agrees that the Company may withhold such taxes from any monetary amounts otherwise payable by the Company to Optionee and that, if such amounts are insufficient to cover the taxes required to be collected by the Company, Optionee will pay to the Company such additional amounts as are required.

             (i) The agreements, representations, warranties and covenants made by Optionee herein with respect to the Option shall also extend to and apply to all of the Shares issued to Optionee from time to time pursuant to exercise of the Option. Acceptance by Optionee of any certificate representing Shares shall constitute a confirmation by Optionee that all such agreements, representations, warranties and covenants made herein shall be true and correct at that time.

         17. Administrative Costs. All costs and expenses in connection with the administration of this Agreement shall be borne by the Company.

         18. Limitation of Liability. The liability of the Company, the Committee, and their officers, employees and agents, under this Agreement and in the award of the Shares hereunder is limited to the obligations set forth with respect to such award, and nothing herein contained shall be interpreted as imposing any liability in favor of the Optionee with respect to any loss, cost or expense which such recipient may incur in connection with or arising out of any transaction involving the Shares that is subject to the provisions of this Agreement.

         19. Unsecured and Unfunded Agreement. Any rights of the Optionee hereunder shall be no greater than the right of an unsecured general creditor of the Company. Any payments to be made hereunder shall be paid from the general funds of the Company, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts.

         20. Integration. The parties hereto agree that this Agreement sets forth all of the promises, agreements, conditions, understandings, warranties, and representations between the parties with respect to the Shares and that there are no promises, agreements, conditions, understandings, warranties, or representations, oral or written, express or implied between the parties with respect to the Shares other than as set forth in this Agreement. Any modifications or any waiver of any provision contained in this Agreement shall not be valid unless made in writing and signed by the person or persons sought to be bound by such waiver or modifications.

         21. Severability. The provisions of the Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provision to the extent enforceable in any jurisdiction, shall nevertheless be binding and enforceable.

         22. Waiver. The waiver by the Company of a breach of any provision of this Agreement by the Optionee shall not operate or be construed as a waiver of any subsequent breach by the Optionee.

         23. Notices. Any notice which either party hereto may be required or permitted to give to the other shall be in writing, and may be delivered personally or by mail, postage prepaid, addressed as follows: to the Secretary of the Company at 14045 Ballantyne Corporate Place, Suite 101, Charlotte, North Carolina 28277 or at such other address as the Company, by notice to the Optionee, may designate in writing from time to time; to Optionee at Optionee's address as shown on the records of the Company, or at such other address as Optionee, by notice to the Company, may designate in writing from time to time.


                           [EXECUTION PAGE TO FOLLOW]

         IN WITNESS WHEREOF, the Corporation and Optionee have executed this Agreement as of the day and year first above written.


                                      YOUCENTRIC, INC.


                                      By:
                                         ---------------------------------------
                                      Name:
                                           -------------------------------------
                                      Title:
                                            ------------------------------------


                                      OPTIONEE



                                      ------------------------------------------

                                    EXHIBIT A



Attention:  Chief Executive Officer
YOUcentric, Inc.
14045 Ballantyne Corporate Place
Suite 101
Charlotte, North Carolina 28277

         Re:    Exercise of Nonqualified Stock Option

Dear Sir:

         Pursuant to the terms and conditions of the YOUcentric, Inc. Nonqualified Stock Option Agreement dated [date] (the "Agreement"), I hereby provide notice of my desire to exercise the option evidenced by the Agreement (the "Option") and thereby purchase [number of shares] shares of the common stock [must be at least 100 Shares or any smaller number of Shares as to which the Option is vested and exercisable] of YOUcentric, Inc. and hereby tender payment in full for such shares in accordance with the terms of the Agreement.

         I hereby reaffirm that the representations and warranties made in section 16 of the Agreement are true and correct as of the date of exercising this option.

                                             Very truly yours,



                                             -----------------------------------





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